Exhibit 10.16

December 17, 2018

Joel Agena

Sent via Email: jagena@phoenixlawgroup.com

Dear Joel:

We couldn't be more excited by the prospect of you joining our team. While our plans for PLAY STUDIOS have been, and still are, ambitious, we're confident that with the right people, we will achieve our full potential.

As you consider joining us on this journey, I thought it would be appropriate to outline the basic terms of our partnership. I’ve included an outline that I feel addresses the key questions. Let me know if we need to discuss or further clarify any of the terms.

Given the aggressive nature of our plans, and the significance of your role, we're hoping you reach a decision, sign and return this offer by December 21st. I look forward to hearing from you.

Andrew Pascal

CEO

PLAYSTUDIOS, Inc.

PLAYSTUDIOS, Inc. 10150 Covington Cross Drive, Las Vegas, NV 89144

1.	Position and Duties

a.	Position – VP Legal Counsel

b.	Duties

i.	Provide expert and strategic legal guidance and risk assessment to the board of directors, senior management and executives on all matters that affect the Company

ii.	Work with the CEO, President and CFO and others as necessary to manage compliance with the various regulatory, business and other aspects of our business and limit risk exposure

iii.	Provide direct legal services to product groups

iv.	Engage and oversee use of outside counsel as needed for specific needs (eg DLA, labor, trademark, etc), but attempt to minimize outside legal costs

v.	Draft agreements as needed (or coordinate their drafting) for all Company operation, financing, investing and other activities

vi.	Work with the CFO to continually update and enhance the Company’s legal and financial framework to ensure compliance, controls and risk mitigation as well as on annual budgets.

vii.	Travel to Burlingame, Las Vegas, Austin as requested/needed and be available for additional travel

viii.	Additional duties from time to time as determined by the CEO

2.	Terms of Employment

a.	Employment will start on January 1, 2019, will be for no specified term, and may be terminated by you or the Company at any time, with or without cause.

b.	Compensation

i.	Salary – $200,000 annually; to be paid bi-weekly in accordance with the Company's normal payroll cycle.

ii.	Bonus – You will be eligible to participate in the Company’s bonus program for a target bonus of up to 15% of your base salary, subject to the qualifying criteria applicable to your position.

iii.	Vacation – You will be eligible for a minimum of 4 weeks of vacation per year

PLAYSTUDIOS, Inc. 10150 Covington Cross Drive, Las Vegas, NV 89144

iv.	Benefits – You will be included in the Company's medical, disability and other group insurance plans, which include:

a)	100% of benefit premiums for Medical, Dental and Vision

b)	100% of dependent premiums

c)	100% of Basic Life and Accident insurance

d)	Short-term and Long-term Disability protection

e)	Immediate coverage upon the start of employment

v.	Equity

a)	You will be issued 200,000 shares of PLAYSTUDIOS incentive stock options (the 'Stock Options') pursuant to the PLAYSTUDIOS 2011 Stock and Incentive Plan ("the Plan") at a price per share to be determined by an independent evaluation of the company's common equity. The 200,000 share quantity is before the contemplated stock split. If the shares are split prior to your award being granted, your # of shares will increase accordingly (eg, if there is a 2:1 split you will receive 400,000 shares and the split adjusted exercise price). Both the number of shares and the share price are subject to final approval by the Board of Directors. Your options will contain a double trigger (50% at COC, 50% at involuntary termination). We will further amend your existing options to include double trigger.

b)	The Stock Options will vest pursuant to the Plan as follows:

i)	1/48th will vest per month over 48 months, with the first vest on February 1, 2019 (one month after your hire date of January 1, 2019

ii)	ln the event of a Termination, you will be entitled to purchase all of the shares that have vested up to the time of your separation.

iii)	AII Stock Options issued pursuant to the Plan vest in the same manner.

vi.	Employment is At Will, but you will receive 6 months of severance pay unless terminated for cause1

vii.	Office Space – PLAYSTUDIOS will either pay Phoenix Law Group (PLG) or reimburse you for (estimated) $1,000 / month in order to sublease of PLG office space to establish AZ presence for legal practice licensing – includes use of assistant, office supplies, internet, phone, office equipment

PLAYSTUDIOS, Inc. 10150 Covington Cross Drive, Las Vegas, NV 8914

3.	Confidential & Proprietary Information

a.	You will execute standard Confidentiality and Assignment of Inventions Agreements as required by the Company and prospective investors. Drafts of these agreements will be provided to you.

4.	Non-Solicitation & Interference

a.	ln the event of a termination without cause[1] you will agree not to solicit employees from the Company for a period of 18 months.

b.	You represent that there are no outstanding agreements to which you are a party that would prevent you from accepting employment with the Company and carrying out the duties and responsibilities of your position.

ACKNOWLEDGED AND ACCEPTED

/s/ Joel Agena
Joel Agena

Date:	December 19, 2018

1 “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Maker’s duties to the Holder where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Holder, (ii) failure or inability to perform any assigned duties after written notice from the Holder to Maker of, and a reasonable opportunity to cure, such failure or inability,

(iii) commission of any act of fraud with respect to the Holder or any of its affiliates causing material harm to the business, assets or reputation of the Holder or any of its affiliates, (iv) conviction (including any plea of no contest) of a felony or a crime involving moral turpitude or (v) Maker’s unauthorized use or disclosure of the confidential information or trade secrets of the Holder or any of its affiliates which use causes material harm to the Holder or any of its affiliates.

PLAYSTUDIOS, Inc. 10150 Covington Cross Drive, Las Vegas, NV 89144